Exhibit 12
                             MEDTOX SCIENTIFIC, INC.
                       Ratio of Earnings to Fixed Charges

(In thousands, except ratios)

                                                        THREE MONTHS
                                                          ENDED
                                                         MARCH 31,                  YEAR ENDED DECEMBER 31,
                                                      2002       2001         2001       2000      1999       1998       1997

Earnings (loss)                                        $  485     $  438      $ 2,498  $ (2,561)   $ 1,419  $  (2,297)     $ 25

Interest expense                                          353        240        1,123        991       817        674       609

Amortization of debt discount                              85          5           54         19        14          -        -

Portion of rentals deemed representative of
interest (a)                                               45         91          287        396       264        248       192
                                                       ------------------     --------------------------------------------------
Total fixed charges                                    $  483     $  336      $ 1,464   $  1,406   $ 1,095   $    922     $ 801
                                                       ------------------     --------------------------------------------------
Total available income (loss) for computation          $  968     $  774      $ 3,962   $ (1,155)  $ 2,514   $ (1,375)    $ 826
                                                       ==================     ==================================================
Ratio of earnings to fixed charges                       2.00       2.30         2.71          -      2.30          -      1.03
                                                       ==================     ==================================================
Deficiency of earnings to fixed charges                     -          -            -     (3,716)        -      (3,672)       -
                                                       ==================     ==================================================


(a) Portion of rental deemed representative of interest equals one third of rental expense.